CONOLOG REPORTS RESULTS FOR THE NINE MONTHS
ENDED APRIL 30, 2010

Somerville, NJ – June 22, 2010: Conolog Corporation (NASDAQ: CNLGD) announced today the results for the nine months ended April 30, 2010.

Contrary to the rules of the Securities and Exchange Commission, the Company’s condensed consolidated financial statements included in this filing have not been reviewed by our independent public accountant in accordance with professional standards for conducting such reviews.

When the review is complete, the Company will amend this Form 10-Q for the period ended April 30, 2010.

Results of Operations (three months ended April 30, 2010 compared to the three months ended April 30, 2009.

For the three months ended April 30, 2010 product revenues were $515,897 compared to $293,920 for the three months ended April 30, 2009. The Company attributes this increase to additional customer purchase order releases.

Cost of goods sold (Materials and Labor) increased to $220,403 for the quarter ended April 30, 2010 from $78,159 for the same quarter ended April 30, 2009. This increase in cost can be attributed to the increase in products produced and shipped within the quarter and by an increase in fixed labor costs.

Gross profit for the three month periods ended April 30, 2010 and 2009, amounted to $295,494 or 57% of revenues and $215,761 or 73% of revenues respectively.

Total Selling, general and administrative expenses decreased to $849,894 for the three months ended April 30, 2010 compared to $1,152,063 for the three months ended April 30, 2009.

This decrease for the three month period was primarily due to a non-cash expense of $1,381,800 for the annual stock incentive grant to employees, officers and directors which was amortized in an earlier period.

Other non-cash non-operating income (expenses) increased to $8,581,657 for the three months ended April 30, 2010 compared to ($184,759) for the three months ended April 30, 2009. This increase consisted primarily of changes in fair market value of derivatives of $13,965,643 offset by related interest expense ($4,946,564) related to recording of equity derivatives on debt.

As a result of the foregoing, the Company reported net income from operations for the three months ended April 30, 2010 of $8,027,257, or $1.22 earnings per share- Basic and $0.47 earnings per share- Diluted, compared to a net loss from operations of ($1,121,061), or ($1.19) (loss) per share –Basic and diluted, for the three months ended April 30, 2009.

Basic earnings per share is computed based on the weighted average number of common shares outstanding, including potential common shares outstanding for conversion and exercise of secured promissory notes and warrants to purchase common stock, which are recognized as derivative liabilities and separately accounted for at fair value for each reporting period.

The Company determined the fair value of the embedded conversion feature and the free-standing warrants utilizing a Black-Scholes pricing model. The fair values were measured at the commitment date, at the conversion or exercise date, as applicable, and at the end of the interim period, based on the following range of assumptions: strike price - $0.78 (conversion feature) and $1.00 - $1.12 (warrants); expected life – 18 months from commitment date (conversion feature) and 5 years from commitment date (warrants); risk-free rate – 2.36% - 2.43%; dividend yield – none; volatility – 117.4% (conversion feature) and 108.0% (warrants).

Results of Operations (nine months ended April 30, 2010 compared to the nine months ended April 30, 2009.

For the nine months ended April 30, 2010 product revenues were $1,095,913 compared to $1,239,560 for the nine months ended April 30, 2009. The Company attributes this decrease to the scheduling in receiving customer purchase order releases. The Company believes that this scheduling of releases will adjust in the following quarter.

Cost of goods sold (Materials and Labor) increased to $514,394 for the nine months ended April 30, 2010 from $312,522 for the same nine months period ended April 30, 2009. The Company attributes this increase in cost of $201,872 to production of more costly systems combined with an increase in fixed labor costs.

Gross profit for the nine month periods ended April 30, 2010 and 2009, amounted to $581,519 or 53% of revenues and $927,038 or 75% of revenues respectively.

Total Selling, general and administrative expenses increased to $3,434,412 for the nine months ended April 30, 2010 compared to $2,285,610 for the nine months ended April 30, 2009.This increase of $1,148,802 was primarily due to the amortization of a non-cash expense of $1,381,800 for the annual stock incentive grant to employees, officers and directors in an earlier period.

Other non-cash non-operating expenses increased to $25,644,348 for the nine months ended April 30, 2010 compared to $428,413 for the nine months ended April 30, 2009. This increase in expenses consisted primarily of negative change in fair market value of derivatives of ($2,102,682) and the increase in interest expense ($23,678,829) related to recording of equity derivatives on debt.

As a result of the foregoing, the Company reported a net loss from operations for the nine months ended April 30, 2010 of ($28,500,376), or ($7.24) (loss) per share –Basic and Diluted, compared to a net loss of ($1,786,985), or ($2.46) (loss) per share for the nine months ended April 30, 2009.

Basic earnings per share is computed based on the weighted average number of common shares outstanding, including potential common shares outstanding for conversion and exercise of secured promissory notes and warrants to purchase common stock, which are recognized as derivative liabilities and separately accounted for at fair value for each reporting period.

The Company determined the fair value of the embedded conversion feature and the free-standing warrants utilizing a Black-Scholes pricing model. The fair values were measured at the commitment date, at the conversion or exercise date, as applicable, and at the end of the interim period, based on specific assumptions for each reporting period including: strike price (conversion feature and warrants); expected life – 18 months from commitment date (conversion feature) and 5 years from commitment date (warrants); risk-free rate; dividend yield – none; and volatility.

About Conolog Corporation

Conolog Corporation is a provider of digital signal processing and digital security solutions to electric utilities worldwide. The Company designs and assembles electromagnetic products to the military and provides engineering and design services to a variety of industries, government organizations and public utilities nationwide. The Company’s INIVEN division is a provider of a line of digital signal processing systems, including transmitters, receivers and multiplexers.

Contact: Conolog Corporation: Robert S. Benou, Chief Executive Officer, 908 722-8081

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company’s products, increased levels of competition, new products introduced by competitors, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

CONOLOG CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)

ASSETS		Restated
	April 30, 2010	July 31, 2009
Current Assets:
Cash and cash equivalents	$1,097,410	$27,358
Accounts receivable, net of allowance	396,118	245,980
Prepaid expenses	15,896	70,843
Prepaid service agreements	435,651	-
Current portion of note receivable	-	14,864
Inventory	700,000	425,920
Other current assets	5,000	5,000
Total Current Assets	2,650,075	789,965

Property and equipment:
Net Property and Equipment	360,775	396,704

Other Assets:
Other non-current assets	262,234
Non-current inventory	547,721	425,000
Deferred financing fees, net of amortization	51,507	8,445
Note receivable, net of current portion	83,103	69,846
Total Other Assets	944,565	503,291

TOTAL ASSETS	$3,955,415	$1,689,960

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$181,682	$217,456
Accrued expenses	47,334	26,132
Derivative Liability	20,847,678	-
Current Convertible debenture, net of discount	-	34,318
Total Current Liabilities	21,076,694	277,906

Non-Current Liabilities:

Convertible debenture, net of discount	$355,634	-
Total Liabilities	21,432,328	277,906

Stockholders' Equity:
Preferred stock, par value $.50; Series A; 4% cumulative;
500,000 shares authorized;155,000 shares issued and outstanding	77,500	77,500
Preferred stock, par value $.50; Series B; $.90 cumulative; 500,000
500,000 shares authorized; 1,197 shares issued and outstanding	597	597
Common stock, par value $0.01; 30,000,000 shares authorized;
6,965,680 and 1,842,485 shares issued and outstanding at
April 30, 2010 and July 31, 2009 respectively	69,679	18,425
Contributed capital	61,471,520	52,385,432
Accumulated deficit	(78,964,475)	(50,938,166)
Treasury shares at cost - 2 shares	(131,734)	(131,734)

Total Stockholders’ Equity	(17,476,913)	1,412,054

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,955,415	$1,689,960

The accompanying notes are an integral part of the condensed consolidated financial statements

CONOLOG CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statement of Operations (Unaudited)

	For the Three Months		For the Nine Months
	Ended April 30,		Ended April 30,
	2010	2009	2010	2009
OPERATING REVENUES
Product revenue	$515,897	$293,920	$1,095,913	$1,239,560

Cost of product revenue
Cost of goods sold	220,403	78,159	514,394	312,522
Total Cost of product revenue	220,403	78,159	514,394	312,522
Gross Profit (Loss) from Operations	295,494	215,761	581,519	927,038
Selling, general and administrative expenses
General and administrative (includes non-cash stock grants)	849,894	1,152,063	3,434,412	2,285,610
Total selling, general and administrative expenses	849,894	1,152,063	3,434,412	2,285,610
Loss Before Other Income (Expenses)	(554,400)	(936,302)	(2,852,893)	(1,358,572)
OTHER INCOME (EXPENSES)
Interest expense	(4,946,564)	(6,289)	(22,415,385)	(75,563)
Interest income	1,244	76	2,661	13,888
Other Income	-	(320)	284,703	354,947
Change in Fair Market value of derivatives	13,965,643	-	(2,102,682)
Induced conversion cost	-	(142,071)	(150,201)	(347,982)
Amortization	(438,666)	(36,155)	(1,263,444)	(373,703)
Total Other Income (Expense)	8,581,657	(184,759)	(25,644,348)	(428,413)
Income (Loss) before provision for income taxes	8,027,257	(1,121,061)	(28,497,241)	(1,786,985)
Provision for income taxes	-	-	-	-
NET INCOME (LOSS)	$8,027,257	$(1,121,061)	$(28,497,241)	$(1,786,985)
Preferred stock dividends	$(1,045)	$-	$(3,135)	$-
NET INCOME (LOSS) APPLICABLE TO COMMON SHARES	$8,026,212	$(1,121,061)	$(28,500,376)	$(1,786,985)
NET INCOME (LOSS) PER COMMON SHARE
BASIC EARNINGS (LOSS)	$1.22	$(1.19)	$(7.24)	$(2.46)
DILUTIVE EARNINGS (LOSS)	$0.47	$-	$-	$-

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING - BASIC	6,596,113	939,688	3,938,957	727,420
WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING - ASSUMING DILUTIVE	17,068,624	-	-	-

The accompanying notes are an integral part of the condensed consolidated financial statements